Exhibit 10.1

EXECUTION VERSION

FIRST amendment to credit agreement

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”) is made and entered into as of June 8, 2020, by and among CABOT CORPORATION, a Delaware corporation (the “Company”), the Designated Borrowers as of the date hereof (together with the Company, collectively, the “Borrowers”), JPMORGAN CHASE BANK, N.A., as Administrative Agent, and Lenders constituting Required Lenders as of the date hereof.

WHEREAS, the Borrowers are party to that certain Credit Agreement, dated as of October 23, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Lenders from time to time party thereto and the Administrative Agent; and

WHEREAS, the Borrowers have requested that each of the Lenders agree, and Lenders constituting Required Lenders under the terms of the Credit Agreement have agreed, on the terms and subject to the conditions set forth herein, to make certain amendments to the Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Definitions; Loan Document.  Capitalized terms used in this First Amendment without definition shall have the meaning assigned to such terms in the Credit Agreement.  This First Amendment shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

2.Amendments to the Credit Agreement.  The Credit Agreement is hereby amended as follows:

a.New Definitions.  Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in alphabetical order:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Ancillary Document” has the meaning assigned to it in Section 10.06(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covenant Relief Period” means July 1, 2020 through and including June 30, 2021.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 10.17.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“First Amendment Effective Date” means June 8, 2020.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. New York City time on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.17.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Supported QFC” has the meaning assigned to it in Section 10.17.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.17.

b.Amended Definitions.  Section 1.01 of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety to read as follows:

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day but shall otherwise be calculated in accordance with the definition of “LIBO Rate”, subject to the interest rate floors set forth therein.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.  For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA

Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as  shall be set forth on the Federal Reserve Bank of New York’s Website  from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any applicable currency and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period (or, in the case of Loans denominated in Pounds Sterling, on the day of); provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if the LIBO Screen Rate shall not be available at such time for such Interest Period with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate or, if applicable pursuant to the terms of Section 2.14(a), the applicable Reference Bank Rate, in either case at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. For the avoidance of doubt, if the LIBO Rate as determined pursuant to the foregoing would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate” with respect to any Eurocurrency Borrowing for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative

Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

c.Amendment to Article I.  Article I of the Credit Agreement is hereby amended by adding the following new Sections 1.05 and 1.06 thereof to read as follows:

“SECTION 1.05. Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, upon such maximum amount being available to be drawn at such time.

SECTION 1.06. Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.”

d.Amendment to Section 2.18(a). Section 2.18(a) of the Credit Agreement is hereby amended by replacing “270 Park” with “383 Madison.”

e.Amendment to Section 3.10.  Section 3.10 of the Credit Agreement is hereby amended by adding the following language to the end of the section:

“As of the First Amendment Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the First Amendment Effective Date to any Lender in connection with this Agreement is true and correct in all respects.”

f.Amendment to Section 5.01. Section 5.01 of the Credit Agreement is hereby amended by (i) deleting “and” at the end of clause (e) thereof, (ii) deleting “.” at the end of clause (f) and replacing it with “; and” and (iii) adding a new clause (g) to read as follows:

“(g) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender required for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.”

g.Amendment to Section 6.01(o). Section 6.01(o) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(o)Liens not otherwise permitted by the foregoing clauses of this Section securing Indebtedness in an aggregate principal amount at any time outstanding not to exceed (i) five percent (5%) of Consolidated Tangible Net Worth at any time during the Covenant Relief Period and (ii) ten percent (10%) of Consolidated Tangible Net Worth at any time other than during the Covenant Relief Period.”

h.Amendment to Section 6.02.  Section 6.02 of the Credit Agreement is hereby amended by replacing the first instance of “liquidate” with “divide, liquidate”.

i.Amendment to Section 6.05. Section 6.05 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 6.05. Financial Covenant.  It will not permit the Consolidated Leverage Ratio as of the last day of any Reference Period to be greater than:

(a) 3.50:1.00, commencing with the Reference Period ending March 31, 2020 and tested for all quarters thereafter ending on or prior to June 30, 2020;

(b) 4.50:1.00, commencing with the Reference Period ending September 30, 2020 and tested for all quarters thereafter ending on or prior to June 30, 2021; and

(c) 3.50:1.00, commencing with the Reference Period ending September 30, 2021 and tested for all quarters thereafter;

provided, however, that at the election of the Company (prior written notice of which shall be given to the Administrative Agent), following the consummation of any Material Acquisition, the Consolidated Leverage Ratio (x) as at the end of the fiscal quarter in which such Material Acquisition occurs and the three fiscal quarters immediately thereafter, shall not be greater than 4.00:1.00 and (y) as at the end of any fiscal quarter thereafter, shall not be greater than 3.50:1.00, in each case, except for any fiscal quarter during the Covenant Relief Period (during which time the Consolidated Leverage Ratio shall not be greater than 4:50:1.00).”

j.Amendment to Section 10.06(b). Section 10.06(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any similar state laws based on the Uniform Electronic Transactions Act; provided that, without limiting the foregoing, (i) the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the reasonable request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, each Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Borrowers, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement,  any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Administrative Agent, any Arranger, any syndication agent, any co-documentation agent any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrowers to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.”

k.Correction to Extension Agreement and Amendment to Article X. The Credit Agreement is hereby amended to correct a typographical error made in that certain Extension Agreement to Credit Agreement dated December 14, 2016. The Section titled “Acknowledgement and Consent to Bail-In of EEA Financial Institutions” inserted into the Credit Agreement in such Extension Agreement is corrected to be Section 10.16 rather than Section 9.16 and furthermore, Section 10.16, as hereby corrected, is hereby amended and restated in its entirety by replacing Section 10.16 and adding Sections 10.17 and 10.18 to read as follows:

“SECTION 10.16.  Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down   and Conversion Powers of the applicable Resolution Authority.

SECTION 10.17.  Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting

Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

 SECTION 10.18. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger, any syndication agent, any co-documentation agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).”

3.No Waiver.  Nothing contained in this First Amendment shall be deemed to (i) constitute a waiver of any Default or Event of Default that may heretofore or hereafter occur or have occurred and be continuing or to otherwise modify any provision of the Credit Agreement or any other Loan Document (except as a result of the amendment expressly set forth in Paragraph 2 of this First Amendment), or (ii) give rise to any defenses or counterclaims to the Administrative Agent’s or any of the Lenders’ right to compel payment of the Obligations when due or to otherwise enforce their respective rights and remedies under the Credit Agreement and the other Loan Documents. The Borrowers hereby acknowledge that the Administrative Agent and the Lenders have not made any agreement or commitment to modify the Loan Documents other than as expressly set forth herein, and nothing in this First Amendment shall be construed to imply any willingness on the part of the Administrative Agent or the Lenders to grant any future consent or waiver of any of the terms and conditions of the Credit Agreement or the other Loan Documents.  The Administrative Agent and Lenders hereby reserve all rights and remedies available to them under the Loan Documents and applicable law.

4.Conditions to Effectiveness.  This First Amendment shall become effective on the first date upon which each of the following conditions has been satisfied:

a.The Administrative Agent (or its counsel) shall have received from the Borrowers and each of the requisite Lenders either (i) a counterpart of this First Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this First Amendment) that such party has signed a counterpart of this First Amendment.

b.The Administrative Agent (or its counsel) shall have received in form and substance satisfactory to the Administrative Agent that certain fee letter (the “First Amendment Fee Letter”) duly executed and delivered by each of the Borrowers.

c.The Company shall pay to each Lender that executes and delivers a copy of this First Amendment to the Administrative Agent (or its counsel) on or prior to the proposed date of effectiveness, through the Administrative Agent, an amendment fee (the “Amendment Fee”) in an amount equal to 0.10% of such Lender’s Commitments (whether used or unused) as of such date. The Amendment Fee shall be fully earned and due and payable in full on the date hereof.  The Amendment Fee is not refundable for any reason or under any circumstances.

d.The Administrative Agent and the Lenders shall have received all fees specified in the First Amendment Fee Letter, and shall have been reimbursed for all reasonable out of pocket expenses (including reasonable legal fees and expenses) required to be reimbursed by the Borrowers hereunder to the extent invoiced in reasonable detail, consistent with past practices one (1) Business Day prior to the First Amendment Effective Date.

5.Legal Fees.  The Company agrees to pay promptly, upon receiving an invoice therefor in reasonable detail consistent with past practices, reasonable fees, charges and disbursements of Goulston & Storrs, PC, counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) incurred in connection with this First Amendment.

6.Representations and Warranties.  The Borrowers represent and warrant to the Administrative Agent and the Lenders as follows:

a.The execution, delivery and performance of this First Amendment and the transactions contemplated hereby (i) are within each Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate and, if required, stockholder action, (iii) been duly executed and delivered by each Borrower, (iv) do not and will not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, (v) do not and will not violate any applicable law, rule or regulation of any Governmental Authority or any Organization Document of any Borrower, and (vi) do not and will not conflict with or result in any material breach or contravention of, or the creation of any material Lien under, or require any material payment to be made under (A) any material Contractual Obligation to which any Borrower is a party or affecting any Borrower or the properties of any Borrower or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Borrower or the properties of any Borrower or any of its Subsidiaries is subject.

b.This First Amendment has been duly executed and delivered by each Borrower that is party hereto and constitutes a legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

c.The representations and warranties made by the Borrowers in the Loan Documents are true and correct in all material respects (or in all respects if the applicable representation or warranty is already qualified by concepts of materiality) on and as of the date hereof, as though made on the date hereof.

d.Both immediately before and after giving effect to this First Amendment, no Default or Event of Default has occurred and is continuing or would result therefrom.

7.Ratification, etc.  Except for certain provisions that are expressly amended by this First Amendment, the Credit Agreement, the other Loan Documents and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect.  This First Amendment and the Credit Agreement shall hereafter be read and construed together as a single document, and all references in the Credit Agreement, any other Loan Document or any agreement or instrument related to the Credit Agreement shall hereafter refer to the Credit Agreement as amended by this First Amendment.

8.Reaffirmation of Guarantee.  The Company hereby reaffirms its guarantee contained in Article IX of the Credit Agreement of the payment when and as due of the Obligations of the Designated Borrowers, and acknowledges and agrees that such guarantee is and shall remain in full force and effect after giving effect to this First Amendment.

9.GOVERNING LAW.  THIS FIRST AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

10.Counterparts.  This First Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this First Amendment by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this First Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this First Amendment, any document to be signed in connection with this First Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has duly executed this First Amendment to Credit Agreement as a sealed instrument as of the date first set forth above.

CABOT CORPORATION, as the Company and a Borrower

By:	/s/ Erica McLaughlin
Name:	Erica McLaughlin
Title:	Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, an Issuing Bank and a Lender

By:	/s/ Peter Predun
Name:	Peter Predun
Title:	Executive Director

CITIBANK, N.A.

By:	/s/ Millie Schild
Name:Millie Schild
Title:Vice President

MIZUHO BANK, LTD.,

as a Lender

By:	/s/ Donna DeMagistris
Name:Donna DeMagistris
Title:Executive Director

TD BANK, N.A., as a Lender

By:	/s/ Christopher Matheson
Name:Christopher Matheson
Title:Senior Vice President

BANK OF AMERICA, N.A.,

as a Lender

By:	/s/ Robert C. Megan
Name:Robert C. Megan
Title:Senior Vice President

WELLS FARGO BANK, NATIONAL

ASSOCIATION

By:	/s/ Cody King
Name:Cody King
Title:Vice President

BANK OF CHINA, NEW YORK BRANCH,

as a Lender

By:	/s/ Raymond Qiao
Name:Raymond Qiao
Title:Executive Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Mark Irey
Name:Mark Irey
Title:Vice President

CITIZENS BANK, N.A.

By:	/s/ Patrick Keffer
Name:Patrick Keffer
Title:Senior Vice President

GOLDMAN SACHS BANK USA,

as a Lender

By:	/s/ Jamie Minieri
Name:Jamie Minieri
Title:Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION, as a

Lender

By:	/s/ Eileen P. Murphy
Name:Eileen P. Murphy
Title:Vice President